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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      WASHINGTON CONSTRUCTION GROUP, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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Notes:

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The following was issued by Morrison Knudsen Corporation, and may be deemed to be "soliciting material" of Washington Construction Group, Inc. ("WCGI"). WCGI disclaims that the following is soliciting material.
                                     ****


[LOGO] MORRISON KNUDSEN CORPORATION
Morrison Knudsen Plaza/P.O. Box 73                  NEWS RELEASE
Boise, Idaho  83729
Telex:  368439/Phone:  (208) 386-6611       For Further Information Contact:
Fax:  (208) 386-5065                        Brent D. Brandon
                                            Vice President Corporate
                                            Communications

===============================================================================

FOR RELEASE:                      August 26, 1996


                 MK -- WASHINGTON CONSTRUCTION MERGER APPROVED

       Boise -- Morrison Knudsen Corporation announced today that the company's plan of reorganization was approved by Judge Peter Walsh of the U.S. Bankruptcy Court, District of Delaware. The plan calls for the merger of Morrison Knudsen and Washington Construction Group, Inc. and an exchange of MK's approximately $360 million in secured debt and contingent liabilities for new equity in the company and other assets. The plan received the unanimous approval of MK's secured creditors and was supported by 90% of the shareholders who responded to the solicitation.

       The company also announced that it has reached agreement with Bank of Montreal, as agent, for a $200 million credit facility with a five year term. MK has also reached agreement on a bonding arrangement with a surety syndicate led by Federal Insurance Company, The St. Paul Surety and American Home Insurance Group (AIG) which provides complete bonding support to meet MK's business objectives.

       After the merger, Morrison Knudsen will be essentially debt free, with bonding capacity as required, a net worth of more than $300 million and an established $200 million line of credit. MK's core engineering & construction, heavy civil construction, environmental and mining groups will have revenue approaching $2 billion annually and a backlog of $4 billion. The combined company has 10,000 employees at work throughout the United States and in 25 countries. The merger will be effective on September 11, 1996.

       "The MK-Washington merger combines the strength of two great companies. Washington Construction's financial strength, bonding capacity and operating expertise in heavy construction and contract mining are a perfect fit with Morrison Knudsen's Heavy Construction and Mining Groups, and complements MK's design, engineering and construction capabilities in the industrial process, power and environmental markets," said Robert A. Tinstman, MK's President and Chief Executive Officer. "We emerge as a company with operational focus, financial strength and proven management. All of our clients -- 100% of them --stayed with MK during our recent challenges and our 10,000 employees have consistently rewarded that loyalty by providing the best engineering and construction expertise in the world."

                              BOARD OF DIRECTORS

       Following the merger of the two companies, Dennis R. Washington will serve as Chairman of the Board and Robert A. Tinstman will serve as President and Chief Executive Officer. The newly merged company will be named Morrison Knudsen Corporation and be headquartered in Boise, Idaho. The companies also announced that Robert S. Miller and Dorn Parkinson have each been designated to serve as Vice Chairman of the Board.

       Washington, 61, is a 45-year veteran of the construction industry and founded Washington Construction Company in 1964. He is founder and owner of Washington Corporations of Missoula, Montana, a holding company with interests in construction, marine and rail transportation, mining, and environmental remediation. He is a member of the American Academy of Achievement, Horatio Alger Association and is Past President of the Montana Contractors Association.

       Tinstman, President and Chief Executive Officer of Morrison Knudsen Corporation since 1995, will continue to serve in that capacity and as a Director of the company. He previously served as President of MK's Mining Group and earlier as President of Morrison Knudsen Engineers, Inc. Tinstman, who also headed MK's environmental operations and has more than 27 years of engineering and construction experience, is a 21-year MK veteran.

       In addition to his duties as Vice Chairman, Robert S. Miller will also serve as Chairman of the Executive Committee. Miller, who has served as MK Chairman since April 1995, oversaw MK's financial restructuring and previously served as the architect and principal negotiator of the Chrysler turnaround in the 1980's. Formerly Vice Chairman of Chrysler Corporation, he served as that company's Chief Financial Officer from 1981 - 1990.

       "Steve's leadership and credibility in dealing with MK's creditors were essential in forging and implementing a restructuring strategy," said Tinstman. "He kept his eye on the ball and guided

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MK through the most challenging times in the 84-year history of our company. We are deeply grateful for his service and look forward to working with him as MK emerges even stronger than before."

       Dorn Parkinson, currently Chairman of the Board of Washington Construction Group, Inc. and Washington Corporations, will serve as Vice Chairman of Morrison Knudsen Corporation following the merger. Parkinson has been the President of Washington Corporations since 1986 and previously served as President and Chief Operating Officer of Washington Construction Group, Inc., formerly named Kasler Holding Company.

       Terry W. Payne, has been Chairman of Terry Payne & Co., Inc., an insurance and construction bonding agency, since 1994 and owner since 1972. He has served as a Director of Washington Corporations and several other affiliates since 1984.

       Leonard R. Judd has served as a Director of Washington Construction since 1993 and of Washington Contractors from 1992-1993. From 1989-1991, he served as Director, President and Chief Operating Officer of Phelps Dodge Corporation, a major copper mining and manufacturing corporation and previously, as President of Phelps Dodge Mining Company.

       David H. Batchelder has been the President, Secretary and Director of Batchelder & Partners, an investment advisory and consulting firm, and Batchelder Company, an investor in acquisition partnerships, since 1988. He has been a Director of Washington Construction since 1993.

       John D.C. Roach, Chairman, President and Chief Executive Officer of Fibreboard Corporation since 1991, formerly served as President of Manville Corporations Mining and Minerals Group and earlier as Vice Chairman and Managing Director of Braxton Associates.

       William C. Langley served with Chemical Banking Corporation form 1964 - 1996, most recently as Executive Vice President, Chief Credit and Risk Policy Officer and previously as Executive Vice President and Vice Chairman of Chemical's Credit Policy Committee.

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

                             EXECUTIVE MANAGEMENT

       Stephen G. Hanks, a 17-year MK veteran, has been designated to serve as Executive Vice President, Chief Legal Officer and Secretary. He earlier served as Executive Vice President - Administration and Finance, Senior Vice President and Secretary.

       Denis M. Slavich, will serve as Executive Vice President and Chief Financial Officer. Formerly Vice President - Marketing of Fluor Daniel, Inc., Slavich previously held senior management positions with Bechtel Group, Inc. for more than 20 years, including corporate Director, Chief Financial Officer and Senior Vice President.

                          GROUP OPERATIONS MANAGEMENT

       Thomas H. Zarges will serve as Senior Vice President of Morrison Knudsen and President of MK's Engineering and Construction Group. Zarges joined MK in 1991 from United Engineers and Constructors where he had served as Vice President of Business Development.

       Darrol N. Groven, Executive Vice President of Washington Construction and formerly President of Kasler, a wholly owned subsidiary of Washington Construction Group, Inc. will serve as Senior Vice President of Morrison Knudsen and President of MK's Heavy Civil Construction Group.

       Stephen Allred, a 15-year MK veteran who has overseen MK's environmental operations since 1991, will remain President of MK's Environmental Group.
Allred is former Director of the State of Idaho's Department of Water Resources, Chairman of the U.S. Water Resources Council and has 28 years experience in the environmental field.

       Steven Chi will serve as President of MK's Mining Group. Chi has 30 years of experience in the mining industry and previously served as Vice president - Marketing and New Ventures for the Mining Group. He is a 17-year veteran of MK.

       "This Board and management team reflect the strength the merged company will have in the engineering and construction industry," said Robert A. Tinstman. "Dennis Washington's decision to serve as Chairman of the company underscores his commitment to MK and our clients. His

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construction experience and reputation for building strong, competitive companies will prove invaluable as MK moves confidently forward."

       Under the approved plan, MK's secured creditors will receive $13.3 million in cash, approximately 24.1 million shares of common stock of the newly merged company and certain noncore assets, including MK's 11.1 million shares of MK Rail Corporation common stock (NASDAQ:MKRL), $34.5 million in cash proceeds from the sale of a note receivable from MK Rail and preferred stock of reorganized MK of $18 million. Further, Washington Construction will assume MK's debtor-in-possession loan, not to exceed $50 million.

       The existing shareholders of Morrison Knudsen will receive a warrant package that entitles them to purchase 2,765,000 shares of common stock, or approximately 5% of the common stock of the newly merged company, at $12.00 per share for a term of 6 1/2 years. The plan, which was amended to enhance recovery for MK shareholders, also allows shareholders to purchase, through primary and oversubscription rights, the assets which would otherwise be exchanged for approximately 50% of MK's secured debt for the par value of the debt.

       Washington Construction Group, Inc. based in Highland, California, brings to the merger operations in infrastructure, contract mining, environmental remediation, commercial construction and construction material markets serving both government and private customers in the western United States.

       Morrison Knudsen Corporation, founded in 1912, serves the world's environmental, industrial process, mining, operations & maintenance, power, transportation and heavy construction markets as an engineer and contractor.

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